Exhibit 99.1

Contact:
Lissa A. Goldenstein
Chief Executive Officer
650-716-1600
investor@argotech.com

Argonaut Technologies Provides NASDAQ Listing Update For Stockholders

Redwood City, Calif. April 27, 2005 — Argonaut Technologies, Inc. (Nasdaq: AGNT) today announced that it has filed an application to have its common stock traded on The NASDAQ SmallCap Market. As a result of the bid price of the Company’s common stock remaining below the NASDAQ National Market’s minimum $1.00 per share requirement, the Company filed its transfer application last week. The transfer of Argonaut’s common stock to The NASDAQ SmallCap Market is expected to be effective following NASDAQ’s review of the Company’s application.

The Company also announced that it filed on April 21, 2005 its Report on Form 10-K for the year ended December 31, 2004 with the Securities Exchange Commission. In that report, Ernst & Young LLP, the Company’s Independent Registered Public Accounting Firm, stated that the financial statements presented fairly, in all material respects, the consolidated financial position of the Company and the consolidated results of its operations and its cash flows, in conformity with U.S. generally accepted accounting principles. The Ernst & Young LLP report also noted that the company has incurred recurring operating losses and negative cash flows from operating activities, and that this has raised substantial doubt about the Company’s ability to continue as a going concern. As announced previously, the Company has entered into an agreement with Biotage AB for the sale of the assets of the Company’s chemistry consumables business and certain assets related to its process chemistry business, which constitutes substantially all of the Company’s assets. The full text of the report can be found in Argonaut Technologies’ Annual Report on Form 10-K.

About Argonaut Technologies, Inc.

Argonaut Technologies, Inc. is a leading provider of consumables, instruments, and services designed to help the pharmaceutical industry accelerate drug development. The company’s products enable chemists to increase productivity, reduce operating costs, achieve faster time to market, and test the increasing number of targets and chemical compounds available for drug development. Argonaut Technologies develops products in close consultation and collaboration with scientists from leading pharmaceutical companies. More than 1,200 customers use Argonaut’s products worldwide.